        Portions of this exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. The redacted portions are identified by brackets with the character "*" indicating deleted information.

                                                                   EXHIBIT 10.56


                 C-3/C-4 SATELLITE TRANSPONDER SALES AGREEMENT
                 ---------------------------------------------


                                    BETWEEN
                                    -------


                       GE AMERICAN COMMUNICATIONS, INC.
                       --------------------------------


                                      AND
                                      ---


                   THE CHRISTIAN BROADCASTING NETWORK, INC.
                   ----------------------------------------





                                                  CONTRACT NUMBER_______________

                               TABLE OF CONTENTS
                               -----------------

ARTICLE      SUBJECT                         PAGE
-------      -------                         ----

   1         Definitions                        2

   2         Scope                              9

   3         Purchase Price and Payment        11

   4         Title                             15

   5         Adjustment to Sales Price         17

   6         Taxes                             19

   7         Warranty                          20

   8         Satellite Location and            22
             Launch Date

   9         Use of Transponders               23

   10        In-Orbit Protection               25

   11        Construction Delay Protection     28

   12        Launch Protection                 30

   13        Restored Satellite Service        33
             Option

   14        Satellite System and              37
             Authorizations

   15        Operating Procedures              39

   16        Transition to C-3 and C-4         41

   17        Indemnification                   42

   18        Patent Indemnity                  45

   19        Limitation of Liability           48

   20        Force Majeure                     50

   21        Confidentiality and               52
             Nondisclosure

   22        Representations and Covenants     56

   23        Notices                           60

   24        Termination                       62

   25        Successor Satellites              68

   26        Most Favored Nations              71

   27        General Provisions                72

                                      -2-
ARTICLE 1. DEFINITIONS
----------------------

As used in this Agreement:

A. "Agreement" means this C-3 and C-4 Satellite Transponder Sales Agreement and the Attachments hereto.

B. "Commercially Operational" means a satellite or a transponder which is carrying or capable of and available for carrying broadcast quality video and audio traffic and which is not Commercially Unusable.

C. "Commercial Operational Date" means the earliest date one or more Transponders on each of a Commercially Operational C-3 and a Commercially Operational C-4 Satellite are made available to carry customer communications traffic.

D. "Commercially Unusable" means a condition in which a Satellite so fails to conform to its specifications or any Transponder so fails to conform to the Transponder Performance Specifications as to render use of the Satellite or Transponder impractical in the exercise of reasonable business judgment.

E. "Earth Station" means the antennas and associated ground facilities equipment used to transmit telecommunications signals via a communications satellite in space.

F. "End-of-Life" or "EOL" means the first to occur of the following: a determination by GE Americom in its reasonable judgment that a Satellite should be taken out of service because of lack of fuel; or a Satellite has become a Failed Satellite.

G. "Failed Satellite" or "Satellite Failure" means a satellite (1) on which one or more of the basic subsystems fail, rendering the satellite Commercially Unusable or on which more than twelve (12) Transponders are Transponder Failures and (2) which GE Americom has declared a failure.

H. "Failed Transponder" or "Transponder Failure" means, with respect to any Transponder, the occurrence of any of the following events and CBN has declared the Transponder a Failed Transponder:

     1. Such Transponder shall fail to meet the Transponder Performance Specifications in any material respect for any period of three (3) consecutive days.

     2. Ten (10) or more "Outage Units" shall occur within any thirty (30) consecutive days (an Outage Unit being an interruption of such Transponder of ten (10) minutes or more, except that (a) each interruption of 10 minutes or more shall be counted as a separate outage unit and (b) interruptions caused by double illumination of CBN'S Transponder shall not be considered an outage unit for purposes of determining Transponder Failure).

     3. Such Transponder shall fail to meet the Transponder Performance Specifications in any material respect for any period of time under circumstances that make it ascertainable or predictable to a reasonable,

                                           [*] CONFIDENTIAL TREATMENT REQUESTED
                                      -4-

technically qualified person that either failure set forth in Paragraphs (1) or
(2) will occur.

     4. Any other event resulting in such Transponder being rendered Commercially Unusable.

     5. Any Transponder or other transponder which for operational or technical reasons (e.g., because of a single antenna base for the reception of signals from C-3) must be restored on the Protection Satellite with the Failed Transponder or a failed transponder of [*] will also be deemed to be a Transponder Failure for purposes of restoration to the Protection Satellite.

     6. CBN may only declare a Transponder a Failed Transponder within one-hundred twenty (120) days of the occurrence of any of the events enumerated in 1 through 4 above, and within thirty (30) days of the event in 5 above or such longer period of time specified in a provision relating to en masse restoration on the Protection Satellite contained in the agreement for Sale of C-3 or C-4 transponders [*].

I. "Full Protection" means the restoration plan set out in Article 10 of this Agreement.

J. "Fully Protected Transponder" means a transponder which, if it becomes a Transponder Failure, has Full Protection.

K. "Launch Failure" means a Satellite Failure or Transponder Failure which occurs after the first

                                           [*] CONFIDENTIAL TREATMENT REQUESTED
intentional ignition of the launch vehicle and before the satellite becomes Commercially Operational.

L. "Interruption" or "Outage" means any period during which the Transponder fails in one or more material respects to meet the Transponder Performance Specifications and such circumstances preclude the use of the Transponder for its intended purpose as reasonably determined by CBN.

M.  "Party" means one of the signatories to this Agreement.

N. "Preemptible Transponder" means a transponder on C-1, C-3 or C-4 that may be preempted at any time to restore a Fully Protected Transponder or a Transponder-Protected Transponder which becomes a Transponder Failure and other service offerings of GE Americom for C-3 and/or C-4 customers such as construction and launch vehicle delay protection. [*]

O. "Protection Satellite" means the in-orbit C-band Satellite designated by GE Americom as the satellite to be used to restore a Failed Satellite. The Protection Satellite will be either the satellite commonly referred

                                           [*] CONFIDENTIAL TREATMENT REQUESTED
to as Satcom IR or Satcom C-l, unless both of these satellites are unavailable at the time C-3 or C-4 becomes a Failed Satellite. Technical Specifications for C-1 are attached hereto.

P. "Protection Transponder" means a Replacement Transponder, Preemptible Transponder or unassigned transponder used to restore a Failed Transponder. Where a Protection Transponder is provided on a satellite other than C-3 or C-4, it will perform to the specifications of that satellite, and such specifications shall be substituted for those in Attachment A provided that these are not adversely and materially different from C-3, C-4, or C-1, as the case may be. Access to Protection Transponders will be in accordance with Articles 10, 11 and
12. [*]

Q. "Replacement Transponder" means an available spare transponder amplifier and its associated components which is accessible for purposes of restoral.

R. "Satellite," "C-3" or "C-4" means a communications spacecraft designed to have twenty-four (24) sixteen (16) watt Transponders, to be constructed, launched and operated by GE Americom as a successor for its in-orbit satellites commonly referred to as Satcom IIIR and Satcom IV, respectively. C-3 and C-4 will be launched with 8-for-6 spare transponder amplifier redundancy and at least two Preemptible Transponders on each satellite. When used in the lower case, "satellite" means a domestic communications satellite operating in C-band (4/6 GHz).

S. "Transponder" means a radio frequency transmission channel on the C-3 or C-4 Satellite, having a nominal bandwidth of 36 MHz, transferred to CBN pursuant to the terms of this Agreement, or a Protection Transponder supplied by GE Americom to CBN in the event the Transponder is or becomes a Transponder Failure. When used in the lower case, "transponder" means a radio frequency transmission channel on a domestic communications satellite operating in C-band.

T. "Transponder-Protected Transponder" means a Transponder which will be restored if, at the time it becomes a Transponder Failure, a Replacement Transponder, a Preemptible Transponder or an unassigned Transponder is

                                           [*] CONFIDENTIAL TREATMENT REQUESTED
available on the Satellite on which it has been assigned. A Transponder-Protected Transponder may not be preempted to restore another Failed Transponder but will not be restored if C-3 or C-4 becomes a Satellite Failure.

U. "Transponder Performance Specifications" means the specifications for the performance of CBN's Transponders set forth in Attachment A.

V. "TT&C Services" or "TT&C" means tracking, telemetry and control services for C-3 and C-4 to be provided by GE Americom, including periodic stationkeeping and attitude control maneuvers, power management and fuel management. TT&C Services will be provided from GE Americom's facilities in Vernon Valley, New Jersey or South Mountain, California, or such other locations as GE Americom may determine and will be provided with at least the same level of diligence and care as for GE Americom's other satellites.

W. "Unprotected Transponder" means a transponder for which there is no reserved transponder in the event of a Transponder Failure or a Satellite Failure but which is not subject to preemption by any other transponder that has failed and which shall have access to a Replacement Transponder.

X.  [*] means the group comprised of the following companies: [*]

                                      -9-
ARTICLE 2.  SCOPE
-----------------

A. GE Americom agrees to sell and CBN agrees to buy, in accordance with the terms and conditions set forth in this Agreement, all right, title and interest in one (1) Fully Protected Transponder on GE Americom's C-3 communications satellite and in one (1) Fully Protected Transponder on GE Americom's C-4 communications satellite. The Transponder number on each satellite shall be established by GE Americom at least six (6) months prior to the scheduled launch of each satellite.

B. The technical performance standards of the Transponders are described in the Transponder Performance Specifications.

C. Except as otherwise expressly indicated in this Agreement, CBN shall have the exclusive right to use the Transponders for all purposes allowable under this Agreement from the date CBN takes title to the Transponders through the End-of-Life of the Satellites on which the Transponders have been assigned.

D. GE Americom shall give separate written notice to CBN when only three (3) uncommitted Fully Protected Transponders remain on each of C-3 and C-4, unless CBN sooner exercises its option under this Article 2.D. Such notice(s) shall be given only once. From the effective date of this Agreement until the end of thirty (30) days after such notice(s) CBN shall have an option, on written notice to GE Americom, to purchase one of the remaining Fully Protected C-3 or C-4 Transponders, which will result in a total of three (3) Transponders purchased by CBN hereunder. If CBN so elects, use of the Transponder by CBN shall commence immediately if C-3 or C-4, as the case may be, already is Commercially Operational or on its Commercial Operational Date if it is not then Commercially Operational. The purchase of the C-3 or C-4 Transponder, as the case may be, shall be on the same general terms and conditions, including applicable rates and payment schedules, as are provided in this Agreement except as otherwise specified in Article 3. For purposes of this Article 2.D., an "uncommitted" transponder shall be one (1) which GE Americom has not sold or contracted to sell; (2) on which GE Americom is not providing service or has not contracted to provide service; or (3) as to which GE Americom has not given to other customers rights of first refusal or options to purchase or to take service.

                                           [*] CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 3.  PURCHASE PRICE AND PAYMENT
--------------------------------------
A. The total purchase price payable by CBN to GE Americom for each Fully Protected Transponder shall be [*] and shall be paid as follows:

1.  [*]                June 30, 1989
2.  [*]        on      June 30, 1990
3.  [*]        on      June 30, 1991
4.  [*]        on      June 30, 1992

     TT&C Services, the warranty specified in Article 7, In-Orbit Protection, Construction Delay Protection and Launch Protection [*].

B. If CBN exercises the option specified in Article 2.D., the purchase price of each Transponder shall be reduced by [*] which amount shall be deducted from the payment due from CBN to GE Americom on June 30, 1992; provided, however, that if CBN exercises such option after June 30, 1991, CBN shall pay to GE Americom interest equal to [*] on any sums shown in the schedule specified in Article 3.A. that would have been payable prior to the date of actual payment by CBN if such payment is after June 30, 1992. Such interest shall be payable for the period(s) of time from June 30, 1991 for payments 1, 2 and 3 and from June 30, 1992 for payment 4 to the date of actual payment.

                                           [*] CONFIDENTIAL TREATMENT REQUESTED

C. CBN shall have an option, exercisable at any time prior to October 1, 1991, upon written notice to GE Americom, to reduce its final payment in Paragraph A. above by [*] per Transponder and to pay for its In-Orbit Protection on an ongoing basis at the rate of (1) [*] per month per Transponder for the protection described in Article 10.A.1. and (2) [*] per month per Transponder for the protection described in Article 10.A.2. If CBN exercises this, option, the above payments shall commence at the Commercial Operational Date of each Transponder and continue for so long as the protection specified in (1) and/or
(2) above are available to CBN.

D. CBN shall have an option, exercisable at any time prior to October 1, 1991, upon written notice to GE Americom, to reduce its final payment in Paragraph A. above by [*] per Transponder, and to pay for its TT&C Services on an ongoing basis at the rate of [*] per month per Transponder. If CBN exercises this option, the above payment shall commence at the Commercial Operational Date of the Transponder and continue so long as GE Americom provides TT&C Services to CBN.

                                           [*] CONFIDENTIAL TREATMENT REQUESTED

E. CBN may obtain life insurance on the Transponders conveyed hereunder only after passage of title in accordance with Article 4. CBN shall make all reasonable efforts to include in any insurance policy it obtains for its Transponders a no-fault, no-subrogation, inter-party waiver of liability against GE Americom, the General Electric Company, and all other entities under their common ownership or control, but a failure to obtain such waiver shall not be considered to be a breach of this Agreement.

F. GE Americom will render bills to CBN thirty (30) days prior to the due date for payment of amounts owing from CBN to GE Americom under this Agreement. GE Americom will assess a late payment charge of the prime rate plus one (1) percent compounded monthly on payments not received by the payment due date or thirty (30) days after the date the bill is rendered, whichever is later. If charges based on a monthly rate cover a period which does not commence on the first day of a month or end on the last day of a month, the monthly rate for the fractional part of the month shall be calculated at a daily rate of [*] of the monthly charge.

G. GE Americom's failure to bill CBN for any charge due under this Agreement shall not relieve CBN of its obligation to pay the same on a timely basis. However, CBN shall not be obligated to pay any late charges for any period for which GE Americom does not render bills as stipulated in Article 3.E. above.

H. Unless otherwise agreed in writing by the Party entitled to payment, all transfers of funds in accordance with this Agreement from one Party to the other shall be by check sent to the receiving Party at its address designated in
Article 23 or by wire transfer of immediately available funds to an account designated by the transferee, and shall be deemed to be made upon receipt.

ARTICLE 4.  TITLE
-----------------

A. Subject to the provisions of Article 5 hereof, title to the Transponder shall pass to CBN upon the Commercial Operational Date of the Satellites on which the Transponders have been assigned, provided that all payments due under this Agreement to GE Americom as of the Commercial Operational Date have been made, including any interest owing on late payments. If title does not pass to CBN on the Commercial Operational Date because of CBN's failure to make all the payments due to GE Americom, including any applicable interest, title shall pass to CBN upon its paying GE Americom all amounts then owing, unless this Agreement is earlier terminated by GE Americom pursuant to Article 24.C.3.

B. At least sixty (60) days prior to the Commercial Operational Date of the Satellites on which the Transponders have been assigned, GE Americom shall notify CBN in writing of the anticipated Commercial Operational Date and shall provide CBN with two (2) months of dual illumination prior to such date. Thirty
(30) days prior to the Commercial Operational Date, GE Americom shall notify CBN of the projected operational life of the Satellites.

C. Upon passage of title, GE Americom shall provide to CBN, upon request, appropriate indicia of ownership and title, including without limitation, a certificate, dated the date of transfer of title, warranting that title is transferred free and clear of all liens, encumbrances, pledges and security interests.

                                           [*] CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 5.  ADJUSTMENT TO SALES PRICE
-------------------------------------

A. GE Americom shall advise CBN on or before the Commercial Operational Date of the projected operational life of the Satellites on which the transponders have been assigned based on stationkeeping fuel. If the projected operational life of a Satellite, as determined by GE Americom, at the Commercial Operational Date is less than [*] GE Americom shall refund to CBN a portion of the price actually paid by CBN to GE Americom in accordance with Article 3 for the Transponder, based upon the following formula:

PRICE REDUCTION =   NO. OF MONTHS BY          PAYMENTS TO
                    WHICH SATELLITE LIFE  X   GE AMERICOM UNDER
                    FALLS SHORT OF [*]        ARTICLE 3
                    ------------------
                         [*]

B. If the projected life of a Satellite on which a Transponder has been assigned as determined by GE Americom at the Commercial Operational Date is less than [*], CBN may, at its option, accept title to the Transponder at a price adjusted in accordance with the provisions of this Article 5 or may decline to accept title to the Transponder, in which event GE Americom shall return to CBN all sums paid to GE Americom in accordance with Article 3 for that Transponder.

C. GE Americom's entire liability to CBN under this Article 5. shall consist of the payment of a refund to CBN, where applicable. In no event shall GE Americom's liability to CBN, where a refund to CBN is provided under this
Article 5, exceed the amount paid by CBN to GE Americom under Article 3 hereof.

                                   -19-
ARTICLE 6.  TAXES
-----------------

A. Prices are inclusive of all taxes and duties existing as of the date of this Agreement. The prices are exclusive of all taxes and duties which become effective after the date of this Agreement. CBN shall pay directly, or reimburse GE Americom, for all such taxes and duties and related charges, including any privilege or excise taxes based on gross revenue, pertaining to the Transponders purchased by CBN. GE Americom shall notify CBN of any demand by any taxing authority of which GE Americom has knowledge in connection with a tax audit or otherwise for payment of any of the taxes for which CBN is liable under this Article 6. As of the date of the execution of this Agreement, GE Americom has no knowledge of any existing or proposed tax, duty, or related charge, including any privilege or excise tax based on gross revenue, that may pertain to the transponders acquired by CBN. CBN may participate, at its expense, in any proceedings or tax audits brought against GE Americom by any taxing authority in connection with CBN's Transponders, the outcome of which may affect CBN's tax liability.

B. CBN may claim any tax benefits available to the owner of the Transponders by virtue of such ownership.

                                           [*] CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 7.  WARRANTY
--------------------

A. GE Americom warrants that, for the life of the Satellite (as projected under Article 5) on which a Transponder has been assigned (the "Full Warranty Period"), CBN's Transponder shall meet the Transponder Performance Specifications set forth in Attachment A in all material respects. In the event during the Full Warranty Period, a Transponder provided to CBN becomes a Failed Transponder, and GE Americom cannot provide CBN with a Protection Transponder on C-3 or C-4 that is able to meet the Transponder Performance Specifications in all material respects, the following shall apply:

  (1) GE Americom shall refund to CBN a portion of the payments made to GE Americom under Article 3 hereof on account of that Transponder in accordance with the following formula:

REFUND AMOUNT    =  NO. OF MONTHS BY        PAYMENTS TO
                    WHICH XPDR LIFE    X    GE AMERICOM
                    FALLS SHORT OF          UNDER ARTICLE 3
                    PROJECTED LIFE          LESS PRIOR REFUNDS
                    --------------          UNDER ARTICLE 5
                    MONTHS OF LIFE
                    PER ARTICLE 5

     (2) GE Americom shall not be obligated to pay any refund if a Transponder Failure should occur after the end of the [*] month of the operational life of the Satellite, measured from the Commercial Operational Date.

     (3) GE Americom shall provide CBN, at its request and subject to availability of facilities (i.e. provided that such facilities have not been used as provided in Article 10), with Restored Satellite Service under Article 13 of this Agreement. If CBN elects to take Restored Satellite Service, it shall be responsible for the payment of the applicable charges for such service.

     (4) Except for its obligation to provide CBN with protection in accordance with Articles 10, 11, 12 and 13, GE Americom shall have no other liability for any degradation, failure or loss of the Satellite or of any Transponder, or for any loss, damage or injury of any kind whatsoever resulting therefrom.

  B. THE FOREGOING WARRANTY REPRESENTS THE ENTIRE WARRANTY OBLIGATION OF GE AMERICOM. UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NO OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THOSE OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE SHALL APPLY TO THE GOODS AND SERVICES FURNISHED HEREUNDER.

ARTICLE 8.  SATELLITE LOCATION AND LAUNCH DATE
----------------------------------------------

A. GE Americom's Satcom IIIR satellite is now located at 131(degrees) W.L., and GE Americom's Sitcom IV satellite is located at 82(degrees) W.L. GE Americom expects to locate C-3 at the same position and will seek to locate C-4 at 127(degrees), 135(degrees) W.L. or at another orbital position that allows for 50-state coverage. Any orbital position will be subject to approval by the FCC. C-3 is expected to be launched in October 1992 and to become Commercially Operational by April 1, 1993. C-4 is expected to be launched in September 1992 and to become Commercially Operational by March l, 1993. GE Americom has an agreement with Arianespace to provide launch vehicle services for C-3 and C-4.

B. GE Americom shall endeavor to locate C-3 at 131(degrees) W.L. and C-4 at 127(degrees), 135(degrees) or any other orbital position that allows for 50-state coverage to maintain its schedule for launch and operation of the satellites on which the Transponders have been assigned.

ARTICLE 9.  USE OF TRANSPONDERS
-------------------------------

A. The C-3 and C-4 Satellites are intended to be used as major cable television programming satellites by cable services to distribute their programming to their affiliated cable systems.

B. CBN agrees that it will use the Transponders provided under this Agreement for the transmission of the primary outbound feeds known as "CBN Family Channel
(East)" and "CBN Family Channel (West)" at least until December 31, 1996, provided that all other C-3 and C-4 programmers are likewise restricted in their feed commitments.

C. In no event shall the Transponders be used except for the transmission of video programming, provided that subcarriers and the horizontal and vertical blanking interval may be used for nonvideo transmissions.

D. CBN shall not assign or transfer its rights or obligations under this Agreement, except to its patent corporation, to a subsidiary, to American Family Entertainment, Inc. (a prospective company that shall manage the CBN Family Channel), or to any other entity acquiring substantially all of the assets of CBN Family Channel, without first obtaining GE Americom's written consent to such assignment or transfer, which consent shall not be unreasonably withheld or delayed, provided that the prospective assignee or transferee is, in GE Americom's reasonable opinion, credit-worthy, and that it will ensure that the Transponder(s) are used by cable programmer(s) which demonstrate(s) to GE Americom that, in GE Americom's reasonable discretion, its cable programming is acceptable within the meaning of 9.A. above.

E. A transfer for financing purposes only is permissible provided CBN uses the Transponders as provided in this Article.

F. In the event of any assignment requiring GE Americom's written consent under Paragraph D. above or any assignment to an entity acquiring all of the assets of CBN Family Channel, CBN shall be relieved of its liabilities under this Agreement upon the completion of such assignment.

                                           [*] CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 10.  IN-ORBIT PROTECTION
--------------------------------

A. 1. In the event a Fully Protected Transponder becomes a [*] GE Americom shall first attempt to restore the [*] by utilizing any available [*] is available, GE Americom shall restore the [*] by using [*] on the same Satellite, if available; and, if not available, on the other Satellite [*].

     2. [*] GE Americom shall, if so requested by CBN, restore the Transponder Failure on the Protection Satellite, if available i.e., the Protection
Satellite previously has not been used to restore a Launch Failure or a Satellite Failure; has not restored such number of prior Transponder Failures or other transponders that have been afforded construction and/or launch delay protection, launch failure protection or other protection as would prevent the restoration of CBN's Transponder; or has not become a Satellite Failure.

B. The Protection Satellite shall be maintained for the purpose of restoring Transponder Failures, Satellite

Failures, and other service offerings of GE Americom such as protecting against Launch Failures and construction and launch delays for the Satellite and other satellites owned by GE Americom or third parties. The Protection Satellite shall be used on a first-needed, first-restored basis. Unless the Protection Satellite has been used to restore a prior Satellite Failure, it may be moved in GE Americom's sole discretion to the orbital location of a satellite which has become a Satellite Failure, provided that it shall not be moved to a location which precludes fifty (50) state coverage.

C. Satcom IR is GE Americom's existing in-orbit Protection Satellite as of the date of this Agreement. GE Americom shall launch Satcom C-1 as the replacement for Satcom IR prior to the end of life of Sitcom IR as determined by GE Americom's projections of remaining stationkeeping fuel. If Satcom IR becomes a Satellite Failure or is used to restore a Satellite Failure prior to its end of life, as determined by GE Americom's projections of remaining stationkeeping fuel, GE Americom shall launch C-1 as soon as possible. GE Americom shall have no obligation to provide Protection Satellites other than Satcom IR and C-1.

D. All of CBN's right, title and interest in the Failed Transponder shall revert to GE Americom at the time CBN begins use of a Protection Transponder. Title to a

Protection Transponder on C-3 and C-4 shall pass to CBN upon CBN's commencing use of the Protection Transponder. Title to a Protection Transponder on the Protection Satellite shall remain with GE Americom, and CBN shall obtain only the rights expressly granted herein.

                                           [*] CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 11.  CONSTRUCTION DELAY PROTECTION
------------------------------------------

A. In the event that the construction of a Satellite on which a Transponder has been assigned is delayed, such that it is not launched and operational prior to the time that the satellite on which CBN's service currently resides reaches end of life, GE Americom shall provide CBN, upon request, with Interim Transponder Service, which shall be on an [*] until such time as the Satellite has been launched and has become operational. Interim Transponder Service shall be provided only to the extent that the [*] other transponders that have been afforded construction and/or launch delay protection, launch failure protection or other protection as would prevent the restoration of CBN's Transponder; or has not become a Satellite Failure.

B. In the event Interim Transponder Service is provided to CBN [*], in accordance with this Article 11, CBN shall pay to GE Americom a monthly rate of [*] per Transponder per month.

C. To the maximum extent technically or operationally possible, consistent with the design specifications of the [*], a transponder on the [*] provided to CBN for Interim Satellite Service

                                           [*] CONFIDENTIAL TREATMENT REQUESTED
shall be of the same frequency, polarization and performance characteristics as CBN's Transponder on C-3 and/or C-4, provided that the odd-numbered transponders on the [*] shall be used first.

                                           [*] CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 12. LAUNCH PROTECTION
-----------------------------

A. CBN shall have Launch Protection for launch vehicle delays or Launch Failure. In the event that the launch of a Satellite on which a Transponder has been assigned is delayed, or there is a Launch Failure, so that the Satellite is not operational prior to the end of life of the satellite on which CBN's service currently resides, GE Americom shall provide CBN with Interim Transponder Service on the [*] provided that the [*] other transponders that have been afforded construction and/or launch delay protection, launch failure protection or other protection as would prevent the restoration of CBN's Transponder; or has not become a Satellite Failure. If the [*] is not available for any of the just enumerated reasons, GE Americom shall offer to CBN and other similarly situated parties any unassigned or preemptible facilities on all other GE Americom C-band satellites on a first come, first served basis. CBN's price for such service shall be the lowest, then current price for comparable service on that satellite.

B. In the event of a launch vehicle delay, service on the [*] shall be provided to CBN for a term not to extend beyond thirty (30) days after the

                                           [*] CONFIDENTIAL TREATMENT REQUESTED

Commercial Operational Date of the Satellite on which the Transponder has been assigned. The charges for the service actually used by CBN shall be at the rates provided for Interim Transponder Service under Article 11.B.

C. In the event of a Launch Failure, service on the [*] shall be provided to CBN for a minimum period of twelve (12) months. If GE Americom permits any C-3 or C-4 customer to remain on the [*] for less than a minimum period of twelve
(12) months, it shall afford the same right to CBN. CBN may cancel service by providing GE Americom with written notice at least six (6) months prior to the expiration of the minimum service period requesting such cancellation. The charges for the service actually used by CBN shall be at the rates provided for Interim Transponder Service under Article 11.B. If not canceled by CBN, service shall continue until the end of life of the [*] except that CBN may cancel such service by giving GE Americom at least six (6) months prior notice in writing, provided that GE Americom may on seven (7) months prior notice increase the monthly rate at the end of the first year and every twelve (12) months thereafter. The monthly rate shall not be increased by more than the annual compounded increase in the Consumer Price Index. In the event GE Americom has replaced C-3

                                           [*] CONFIDENTIAL TREATMENT REQUESTED
and/or C-4 and CBN does not take service on such replacement satellite, the service to CBN on the [*] and the rate per transponder shall be [*] per month.

D. To the maximum extent technically or operationally possible, consistent with the design specifications of the [*], a transponder on the [*] provided to CBN for Launch Protection shall be of the same frequency, polarization and performance characteristics as CBN's Transponder being replaced, provided that the odd-numbered transponders on the Protection Satellite shall be used first.

E. GE Americom shall use all reasonable efforts to obtain launch insurance for the launch of C-l, C-3 and C-4 if such insurance is available on reasonable terms and conditions. Such insurance is intended to cover the cost of the satellite, launch and insurance. If any of these satellites become Launch Failures, GE Americom will apply any insurance proceeds towards providing a replacement satellite and promptly negotiate in good faith with the entities taking service or owning transponders on the Failed Satellite or using the Failed Satellite for Protection with the objective of retaining them as customers for a replacement satellite. GE Americom shall have no commitment to replace a failed satellite unless the negotiations are successful.

                                           [*] CONFIDENTIAL TREATMENT REQUESTED

ARTICLE l3.  RESTORED SATELLITE SERVICE OPTION
----------------------------------------------

A. In the event a Satellite on which a Transponder has been assigned becomes a Satellite Failure, Fully Protected Transponders shall be restored on the [*] to the extent that the [*] or other transponders that have been afforded construction and/or launch delay protection, launch failure protection or other protection as would prevent the restoration of CBN'S Transponder; or has not become a Satellite failure. In the event the [*] is not available to CBN, GE Americom shall use all reasonable efforts to provide alternative C-band capacity to CBN at the lowest then current rate for comparable service.

B. Restored Satellite Service provided as a result of Satellite Failure shall be provided to CBN for a minimum period of eighteen (18) months. CBN may cancel service by providing GE Americom with written notice at least six (6) months prior to the expiration of the minimum service period requesting such cancellation. The charges for the service actually used CBN shall be at the rates provided for Interim Transponder Service under Article 11.B. If not canceled by CBN service shall continue

                                           [*] CONFIDENTIAL TREATMENT REQUESTED
until the end of life of the [*] except that CBN may cancel such service by giving GE Americom six (6) months prior notice in writing. GE Americom may increase the monthly rate as provided in Article 12.C.

C. In the event that any of CBN's Transponders become Transponder Failures, other than as part of a Satellite Failure, and cannot be restored as provided in
Article 10.A.l., service on such Failed Transponder shall, at CBN's option, be restored on the [*] on a first-failed, first-restored basis if capacity thereon is available, [*] has not restored such number of prior Transponder Failures or other transponders that have been afforded construction and/or launch delay protection, launch failure protection or other protection as would prevent the restoration of CBN's Transponder; or has not become a Satellite Failure). Restored Satellite Service for the Failed Transponder shall be provided on the terms and at the charges provided under Paragraph B of this Article 13.

D. In the event that the transponders of the [*] become Transponder Failures such that the transponders are restored on the [*] CBN shall have the right, subject to the availability of facilities, to have its Transponder restored on the

                                           [*] CONFIDENTIAL TREATMENT REQUESTED

[*] if CBN determines that it is technically or operationally required for the CBN Transponder to be provided on the same satellite as the transponders of the [*]. Service to CBN on the [*] shall be on a [*]. The monthly rate per transponder for this service shall be [*]. Preemption from the [*] shall be on the basis of the [*]. With respect to those parties that have been restored to the [*] pursuant to the provisions of this Article 18.D., the order of preemption from the [*] shall be in the reverse order of restoration to the Preemptible Transponders pursuant to Article 1.N., i.e. last to sign a definitive agreement, first off. During the period that CBN has been restored to the [*], GE Americom may use CBN'S Transponder, without charge, to provide service to other customers.

E. To the maximum extent technically or operationally possible, consistent with the design specifications of the Protection Satellite, a transponder on the [*]

                                           [*] CONFIDENTIAL TREATMENT REQUESTED

[*] provided to CBN for Restored Satellite Service shall be of the same frequency polarization and performance characteristics as CBN's Transponder being replaced, provided that the odd-numbered transponders on the Protection Satellite shall be used first.

F. Except as otherwise provided in this Article 13, restored Satellite Service is provided on [*]. In the event GE Americom has replaced C-3 and/or C-4, the service to CBN on the [*] and the rate per transponder shall be [*] per month.

ARTICLE 14.  SATELLITE SYSTEM AND AUTHORIZATIONS
------------------------------------------------

A. GE Americom shall have sole and exclusive control and operation of C-3 and C-4. If circumstances occur which pose a threat to the stable operation of a Satellite on which a Transponder has been assigned, GE Americom shall have the unqualified right to take appropriate action to protect the Satellite, including discontinuance or suspension of operation of the Satellite, the Transponder or any other transponder, without any liability to CBN, except as expressly provided in this Agreement. GE Americom shall give CBN as much notice as possible of any such discontinuance or suspension.

B. If it becomes necessary under this Article to discontinue or suspend operation on one or more transponders on C-3 and/or C-4 or on the Protection Satellite if CBN is then taking service on that Satellite, and operational circumstances allow GE Americom to select the transponder or transponders to be discontinued or suspended, GE Americom will use reasonable efforts to make such selection in the reverse order of the dates on which agreements were entered into with GE Americom as specified in Article 1.P., i.e. "last-on, first-off".

C. Construction, launch, location and operation of the Satellites and GE Americom's satellite system are subject to all applicable laws and regulations, including without limitation, the Communications Act of 1934, as amended, and the Rules and Regulations of the FCC. Both parties shall comply with all such applicable laws and regulations.

D. GE Americom may, upon one (1) business days notice to CBN, make such reasonable non-intrusive tests and inspections of CBN's facilities accessing or operating in conjunction with the Transponders as may be necessary to maintain the satellites, the Transponders or GE Americom's other facilities used in connection therewith, in satisfactory operating condition.

ARTICLE 15. OPERATING PROCEDURES
--------------------------------

A. CBN agrees to abide by and adhere to the Spacecraft Service Requirements and procedures set forth in Attachment B of this Agreement as such may be reasonably amended from time-to-time upon written notice to CBN. In the event of any material failure of CBN to comply with such operating procedures, and if such failure interferes with GE Americom's other satellite services, or with the use of other transponders, CBN agrees to discontinue such interfering operation immediately upon discovery at receiving notice from GE Americom of the interference. In the event of CBN's failure to discontinue, GE Americom may take such action reasonable and necessary in the circumstances to eliminate such interference, including suspending CBN's use of the Transponders, without any liability for loss or damage whatsoever, until such time as CBN is able to operate in a non-interfering manner.

B. When signals are being transmitted from a CBN-provided Earth Station, CBN shall be responsible for proper illumination of the Transponders. Should improper illumination be detected by GE Americom, CBN will be notified of this and corrective action must be taken immediately.

C. An Earth Station and other equipment furnished by CBN shall be so constructed, maintained and operated as to work properly with GE Americom's facilities and GE

Americom acknowledges that CBN's existing Earth Station works properly with GE Americom's facilities. CBN shall provide, at its expense, the personnel, power and space required to operate all facilities installed on the premises of CBN. CBN shall ensure the control of its transmitter by a qualified technician and shall, at all times when signals are being transmitted from its Earth Stations to the Satellite or Transponders, have the ability to terminate transmissions upon ten minutes notice. CBN at its expense shall provide GE Americom with necessary equipment for signal monitoring including but not limited to descrambling or decoding devices.

D. When a CBN-provided Earth Station is to access the Satellite or the Transponders, GE Americom will provide CBN with the Satellite access specifications prior to access if these are different from those in Attachment
B. CBN agrees to conform its uplink Earth Station transmissions to the reasonable specifications set forth by GE Americom. In addition, at a mutually agreed to time, and prior to transmitting from a CBN-provided Earth Station after initial commencement of service and after any period of non-use, CBN must contact GE Americom's Vernon Valley, New Jersey communications technician and demonstrate CBN's ability to perform in accordance with the access specifications.

ARTICLE 16.  TRANSITION TO C-3 AND C-4
--------------------------------------

A. To ensure the efficient and orderly transfer of service from the Satellite(s) on which CBN's service(s) currently reside(s) to C-3 and C-4, a Technical Committee will be forMed by GE Americom and all C-3 and C-4 customers who elect to participate for the purpose of discussing and resolving matters relating thereto as well as other technical operating matters which may arise.

B. The matters to be covered and the composition of the Technical Committee shall be determined from time-to-time by mutual agreement of the Parties.

C. GE Americom agrees to provide CBN with periodic progress reports, no less frequent than every six (6) months, on the status of the Satellites on which the Transponders have been assigned and to give CBN as much advance notice as possible but no less than thirty (30) days of the probable and scheduled Commercial Operational Date of those Satellites.

ARTICLE 17. INDEMNIFICATION
---------------------------

A. CBN shall indemnify and hold GE Americom, its officers, employees, agents and representatives, or any of them, harmless from any loss, damage, liability or expense, for damage to tangible personal property and injuries and death to persons, including, but not limited to, employees of both Parties, arising from any negligent or intentional act or omission of CBN in connection with this Agreement.

B. GE Americom shall indemnify and hold CBN, its officers, employees, agents and representatives, or any of them, harmless from any loss, damage, liability or expense, for damage to tangible personal property (other than the Satellites, the Transponders, or GE Americom's other satellites, transponders, facilities or equipment) and injuries and death to persons, including, but not limited to, employees of both Parties, arising from any negligent or intentional act or omission of GE Americom in connection with this Agreement. This Article 17.B. shall not effect GE Americom's obligations under Article 7.

C. Because CBN has control of the content of the communications transmitted over the Transponders, after passage of title, and during any period CBN may have access to the Transponders prior to passage of title, GE Americom shall be indemnified and saved harmless by CBN from and against all loss, liability, damage and expense, including reasonable counsel fees, due to:

     1. Claims for libel, slander, infringement of copyright or other intellectual property rights arising from the material transmitted over the Transponders by CBN, by its customers or by any third party authorized to use the Transponders by CBN; and

     2. Any other claim relating to the use of the Transponders resulting from any act or omission of CBN or of customers of CBN or of any third party authorized to use the Transponders by CBN.

          If for any reason GE Americom has obtained control over the content of the communication transmitted over the Transponder, it shall indemnify and hold CBN harmless against the claims specified in 1. and 2. above.

          GE Americom agrees that CBN, at its sole option, shall be relieved of the foregoing obligations unless GE Americom notifies CBN promptly in writing of any such claim, suit or proceeding of which GE Americom has knowledge or should have knowledge, and at CBN's expense, gives CBN proper and full information and assistance to settle and/or to defend any such claim, suit or proceeding.

D. The indemnifying Party (the "indemnitor") shall promptly defend any claims against the indemnified Party (the "indemnitee") with counsel of the indemnitor's choosing at its own cost and expense. The indemnitee shall cooperate with, and assist as requested by, the indemnitor in the defense of any such claim, including the settlement thereof on a basis stipulated by the indemnitor (with the indemnitor being responsible for all costs and expenses of defending such claim or making such settlement), provided, however, that the indemnitor will not, without the indemnitee's consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to any entry of judgment which does not include the giving by the claimant or the plaintiff to the indemnitee of an unconditional release from all liability with respect to such claim to the extent that such claim is within the scope of this Article 17.

ARTICLE 18.  PATENT INDEMNITY
-----------------------------

A. CBN agrees that GE Americom has the right to defend, or At its option to settle, and GE Americom agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding brought against CBN on the issue of infringement of any United States or foreign patent and any tradename, trademark or trade secret by any product, or any part thereof, supplied by GE Americom to CBN under this Agreement. GE Americom agrees to pay, subject to the limitations hereinafter set forth in this Article 18, any final judgment entered against CBN on such issue in any such suit or proceeding defended by GE Americom. CBN agrees that GE Americom, at its sole option, shall be relieved of the foregoing obligations unless CBN notifies GE Americom promptly in writing of any such claim, suit or proceeding of which CBN has knowledge or should have knowledge, and at GE Americom's expense, gives GE Americom proper and full information and assistance to settle and/or to defend any such claim, suit or proceeding.

B. If the product, or any part thereof, furnished by GE Americom to CBN becomes, or in the opinion of GE Americom may become, the subject of any claim, suit or proceeding for infringement of any United States or foreign patent, or in the event of an adjudication that such product or part infringes any United States or foreign patent, or if the use, lease or sale of such product or part is enjoined, GE Americom shall, at its option and its expense: (1) procure for CBN the right under such patent to use, lease or sell, as appropriate, such product or part, or (2) replace such product or part, or (3) modify such product or part, or (4) remove such product or part and refund payments pursuant to CBN's Full Warranty hereunder if such removal results in the unavailability of CBN's Transponder(s). GE Americom agrees to use all reasonable efforts to accomplish
(1), (2) or (3), above, prior to removing the product or part and refunding the payments as specified in (4), above.

C. GE Americom shall have no liability for any infringement arising from: (i) the combination of such product or part with any other product or part whether or not furnished to CBN by GE Americom or (ii) the modification of such product or part unless such modification was made by GE Americom or its subcontractors, or (iii) the use of such product or part in practicing any process other than the usage prescribed herein.

D. CBN shall hold GE Americom harmless against any expense, judgment or loss for infringement of any United States or foreign patents or trademarks which result from GE Americom's compliance with CBN designs, specifications or instructions. GE Americom shall not be liable for any costs or expense incurred without GE Americom's written authorization and in no event shall GE Americom's total liability to CBN under, or as a result of compliance with, the provisions of this Article exceed the aggregate sum paid to GE Americom by CBN exclusive of any refund under option
(4) in Article 18.B. above. GE Americom shall in no event be liable for loss of use or for incidental, indirect, or consequential damages whether in contract or in tort.

E. The foregoing states the entire warranty by GE Americom and the exclusive remedy of CBN, with respect to any alleged patent infringement by such product or part.

F. No sale, lease, or use hereunder shall convey any license by implication, estoppel or, otherwise; under any proprietary or patent rights of GE Americom to practice any process with such product or part, or for the combination of such product or part with any other product or part.

ARTICLE 19.  LIMITATION OF LIABILITY
------------------------------------

A. The remedies of each Party set forth in this Agreement are exclusive, and neither Party shall have any other liability to the other for damages or losses arising out of mistakes, omissions, interruptions, delays, errors or defects of syn kind with respect to this Agreement, or the use of the Satellites, the Transponders, or other satellites, transponders, facilities, services or equipment furnished by GE Americom, including but not limited to TT&C facilities or services, or anything done in connection therewith, whether arising out of statute, contract, negligence, strict liability in tort, or under any warranty, or otherwise.

B. Except as expressly provided in this Agreement, GE Americom shall have no liability for damages or losses arising out of its failure or inability to provide the Satellites, the Transponders, or other satellites, transponders, facilities, services and equipment in accordance with this Agreement, regardless of whether occasioned by GE Americom's negligence.

C. Neither Party shall in any event be liable, in connection with this Agreement or the arrangements contemplated hereby, for any indirect, incidental, consequential, special or other similar damages, whether in contract or tort, including but not limited to damages resulting from loss of actual or anticipated revenues or profits, or loss of business, customers or good will.

D. GE Americom shall not be liable for any act or omission of any other entity furnishing satellites, transponders, facilities, services or equipment to CBN which may be used in conjunction with the Satellites or the Transponders, or GE Americom's other satellites, transponders, facilities, services or equipment; nor shall either Party be liable for any damages or losses due to the fault or negligence of the other Party or of any third party except to the extent that the performance of the other party or the third party is taken at the direction of or under the supervision of the first party.

E. The Satellites, the Transponders and GE Americom's other satellites, transponders, facilities, services or equipment shall not be used for an unlawful purpose.

F. It is agreed and understood that the price paid by CBN for the Transponders sold by GE Americom is a consideration in limiting GE Americom's liability.

ARTICLE 20. FORCE MAJEURE
-------------------------

A. Neither party shall be liable to the other for any failure of or delay in performance hereunder due to causes beyond its reasonable control. These causes include but are not limited to: acts of God; fire, flood or other natural catastrophes; the need to comply with any law or any rule, order, regulation or direction of the United States Government, or of any other government, including state and local governments having jurisdiction over either party, or of any department, agency, commission, bureau, court or other instrumentality thereof, or of any civil or military authority; national emergencies; insurrections; riots; acts of war; quarantine restrictions; embargoes; or strikes, lockouts, work stoppages or other labor difficulties. This Article 20.A. shall not Affect GE Americom's obligations under Article 7.

B. The parties recognize that authority to construct, launch, position and operate the Satellites on which the Transponders have been assigned will be needed from the FCC and that GE Americom's ability to perform is subject to the receipt of such FCC authority. GE Americom will proceed in good faith and use all reasonable efforts to obtain on a timely basis and continue in effect all FCC and other governmental and regulatory authorizations, approvals, licenses and permits which it requires to meet its obligations hereunder, and has no reason to believe that it will not obtain all such authorizations, approvals, licenses and permits in accordance with its operational schedule. If, however, GE Americom is unable to provide CBN with a Transponder as a result of its failure to obtain such authority, GE Americom shall refund to CBN all payments made prior to the Commercial Operation Date. Such refund shall include interest from the date of payment(s) to the date of refund at the prime rate plus one (1%) percent.

ARTICLE 21.  CONFIDENTIALITY AND NONDISCLOSURE
----------------------------------------------

A. CBN shall hold in strict confidence and not disclose to third parties any and all information contained in this Agreement and any information marked proprietary in accordance with C. below, without the prior written consent of GE Americom which shall not be unreasonably withheld. GE Americom shall hold in strict confidence and not disclose to third parties any and all information contained in this Agreement and any information marked proprietary in accordance with C. below, without the prior written consent of CBN which shall not be unreasonably withheld. This restriction on disclosure to third parties shall apply to each party and to its parent, subsidiaries and affiliates (including their respective employees, agents, representatives, independent auditors, prospective lenders or legal counsel) unless such parent, subsidiary or affiliate agrees in writing to hold the information provided pursuant to this Agreement confidential in accordance with the terms of this Article.

B. CBN hereby acknowledges that all information provided to CBN related to the design and performance characteristics of the Satellites, and any subsystems or components thereof including the Transponders, is confidential and proprietary and is not to be disclosed to third persons, without the prior written consent of GE Americom.

C. To the extent that either Party discloses to the other any other information which it considers proprietary said Party shall identify such information as proprietary when disclosing it to the other Party by marking it clearly and conspicuously as proprietary information. Any proprietary disclosure to either Party, if made orally, shall be promptly confirmed in writing and identified as proprietary information, if the disclosing Party wishes to keep such information proprietary under this Agreement. Any such information disclosed under this Agreement shall be used by the recipient thereof only in its performance under this Agreement. Neither Party shall be liable for disclosure or use of such information marked as proprietary information as provided above which:

     1. is or becomes available to the public from a source other than the receiving Party before, during or after the period of this Agreement;

     2.  is released without restrictions in writing by the disclosing Party;

     3. is lawfully obtained by the receiving Party from a third party or parties;

     4.  is known by the receiving Party prior to such disclosure; or

     5. is at any time developed by the receiving Party completely independently of any such disclosure or disclosures from the disclosing Party.

D. Neither Party shall be liable for the inadvertent or accidental disclosure of such information marked as proprietary, if such disclosure occurs despite the exercising of the same degree of care as the receiving Party normally takes to preserve and safeguard its own proprietary information.

E. Neither Party shall be liable for the disclosure of any information which it receives under this Agreement pursuant to judicial action or decree, or pursuant to any requirement of any Government or any agency or department thereof, having jurisdiction over such Party, provided that such Party shall have received a written opinion of counsel that such disclosure is required, and provided further that such Party shall have given the other Party notice prior to such disclosure.

F. No license to the other Party, under any patents, is granted or implied by conveying proprietary information or other information to that Party and none of such information which may be transmitted or exchanged by the respective Parties shall constitute any representation, warranty, assurance, guaranty, or inducement by either Party to the other with respect to the infringement of patents or other rights of others.

G. Neither Party shall issue a public notice or a news release concerning this Agreement and the transactions contemplated hereby without the prior approval of the other, which approval shall include the right to approve the form, content and timing of any such release, which approval shall not unreasonably be withheld.

ARTICLE 22.  REPRESENTATIONS AND COVENANTS
------------------------------------------

A.  GE Americom represents and covenants to CBN as follows:

     1. The execution, delivery and performance of this Agreement do not and will not as of the date of transfer of title to the Transponders to CBN violate any provision of the Certificate of Incorporation or Bylaws of GE Americom, any provision of any material agreement to which GE Americom is a party or by which GE Americom is bound, or any statute or law, or any writ, judgment, decree, order, regulation, or rule of any court or governmental authority to which GE Americom is a party or which is applicable to GE Americom.

     2. No consent, order, permit or other authorization, approval, or similar action is required from any governmental authority, agency or court, other than the FCC, for GE Americom to execute and deliver this Agreement, and to perform its obligations under this Agreement or to perform the transactions contemplated herein.

     3. As of the date of transfer of title to CBN, GE Americom will have and CBN will acquire good and marketable title to the Transponders free and clear of all liens, encumbrances, pledges and security interests.

     4. GE Americom is in compliance in all respects with all applicable laws, ordinances, regulations, rules and governmental orders, a violation of which would have a material adverse effect on its ability to perform its obligations under this Agreement.

     5. GE Americom has (1) obtained corporate approval for construction, launch (in 1991), and operation of C-1 (Protection Satellite) which is under construction; (2) been granted corporate approval for and executed a launch vehicle services contract with Arianespace for C-l, C-3, and C-4; and (3) has obtained corpsEate approval to proceed with construction of C-3 and C-4 upon the achievement of certain sales milestones. GE Americom will advise CBN when such milestones have been achieved.

     6. The representations contained in this Article 22.A. will be true and correct as of the date of transfer of title to the Transponders to CBN.
B.  CBN represents and covenants to GE Americom as follows:

     1. The execution, delivery and performance of this Agreement do not and will not as of the date of transfer of title to the Transponders to CBN violate any provision of the Certificate of Incorporation or Bylaws of CBN, any provision of any material agreement to which CBN is a party or by which CBN is bound, or any statute or law, or any writ, judgment, decree, order, regulation, or rule of

                                           [*] CONFIDENTIAL TREATMENT REQUESTED
any court or governmental authority to which CBN is a party or which is applicable to CBN.

     2. CBN is in compliance in all material respects with all applicable laws, ordinances, regulations, rules and governmental orders, a material violation of which would have a material adverse effect on its ability to perform its obligations under this Agreement.

     3. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action on the part of CBN. CBN has or will have available to it sufficient funding to meet its financial commitments under this Agreement and will use all reasonable efforts to arrange for such funding. If by December 31, 1989, however, CBN has been unable to arrange sufficient funding, it shall be permitted to change this Agreement from a purchase to a service agreement at a flat rate not to exceed [*] per month per Transponder for an end-of-life term or a grow-with rate commencing at [*] per month per Transponder for the first year of service, and increasing at [*]/month annually thereafter for an end-of-life term, provided that CBN also pays a total of [*] per Transponder for Launch and Construction Delay Protection no later than December 31, 1990. (For this purpose, the [*] paid in 1989 shall be applied towards CBN's first months' payments for service.) Both of the above monthly rates for service include Full Protectionand TT&C Services.

     4. The representations contained in this Article 22.B. will be true and correct as of the date of transfer of title to the Transponders to CBN.

ARTICLE 23.  NOTICES
--------------------

A. Notice of Outages or other technical or operational matters requiring immediate attention may be given by telephone. GE Americom will designate a point oR points of contact where CBN may call on a 7 day-a-Week, 24 hour-a-day basis. Any notice given verbally will be confirmed in writing as soon as practicable thereafter pursuant to the procedures set out in Article 23.B.

B. Except as otherwise provided in Article 23.A, all necessary notices, demands, reports, orders and requests required hereunder to be given by one Party to the other shall be in writing and deemed to be duly given on the same business day if sent by electronic means (i.e., telex, electronic mail or facsimile) or delivered by hand during the receiving Party's regular business hours, or on the date of receipt if sent by pre-paid overnight, registered or certified mail, and addressed as follows:

     If to be given to CBN:

     President
     The Christian Broadcasting Network, Inc.
     CBN Center
     1000 Centerville Turnpike
     Virginia Beach, VA 23463

     With a copy to:

     Office of General Counsel
     The Christian Broadcasting Network, Inc.
     CBN Center
     1000 Centerville Turnpike
     Virginia Beach, VA 23463

     And with a copy to:

     Manager of Satellite Communications
     The Christian Broadcasting Network, Inc.
     CBN Center
     1000 Centerville Turnpike
     Virginia Beach, VA 23463

     If to be given to GE Americom:

     Vice President, Cable Services
     GE Americom Communications, Inc.
     Four Research Way
     Princeton, NJ 08540-6684
     Fax No. 609-9B7-4517

C. Each Party may, on written notice to the other, specify another address or individual to serve as a point of contact for that Party.

ARTICLE 24.  TERMINATION
------------------------

A. Either Party may terminate this Agreement within ninety (90) days after it acquires knowledge of on event listed below and upon ten (l0) days' prior written notice of intent to terminate to the other Party:

     1. If the FCC denies or cancels any authorization, approval, license or permit required to construct, launch, position or operate the Satellites, or to transfer the interests in CBN's Transponders proposed to be conveyed hereunder on the terms and conditions contained in this Agreement, and, after using all reasonable efforts, GE Americom is unable to obtain relief from the FCC's action enabling performance of GE Americom's obligations hereunder within one hundred twenty (120) days of the FCC's action becoming administratively final and not subject to further FCC review.

     2. If the other Party becomes insolvent or any insolvency proceedings involving the other Party are commenced including, without limitation, if the other Party shall be judicially declared bankrupt or insolvent according to law, or if any assignment shall be made of the property of the other Party for the benefit of creditors, or if a receiver, conservator, trustee in bankruptcy or other similar officers shall be appointed to take charge of all or any substantial part of the other Party's property by a court of competent jurisdiction, or if a petition shall be filed for the reorganization of the other Party under any provisions of the Bankruptcy Act now or hereafter enacted, and such proceeding is not dismissed within one hundred twenty (120) days after it is begun, or if the other Party shall file a petition for such reorganization or for an arrangement under any provisions of the Bankruptcy Act now or hereafter enacted and providing a plan for a debtor to settle, satisfy or extend the time for the payment of debts. With respect to CBN, the above shall apply only prior to the payment in full of its purchase price hereunder, provided no other payments to GE Americom are due pursuant to alternate elections by CBN for ongoing services, and only in the absence of adequate assurances of future payment.

B. CBN may terminate this Agreement within ninety (90) days after CBN acquires knowledge of an event listed below and upon ten (10) days' prior written notice of intent to terminate to GE Americom:

     1. If either or both of CBN's Transponders provided under this Agreement do not meet in all material respects the Transponder Performance Specifications set forth in Attachment A on the Commercial Operational Date of C-3 or C-4, as appropriate.

     2. If one of the CBN Transponders is not made available to CBN or does not meet in all material respects the Transponder Performance Specifications on the

                                           [*] CONFIDENTIAL TREATMENT REQUESTED

Commercial Operational Date CBN may terminate as to that Transponder. In the event CBN terminates under this Article B.2., this Agreement shall remain in full force and effect as to any other Transponder which is provided to CBN hereunder and which meets the Transponder Performance Specifications in all material respects.

     3. If before the date of the launch of C-3 and/or C-4 the [*] terminates its agreement for purchase of transponders on C-3 and/or C-4 provided that CBN's right to terminate shall apply only to the satellites) for which the Viacom Group so terminates.

     4. If C-3 or C-4 is assigned to an orbital location from which 50 state coverage is not possible; provided that CBN's right to terminate shall apply only to the satellite which is so assigned unless the [*] terminates its agreement as to the other satellite for this reason, in which case CBN may terminate this Agreement in its entirety.

C. GE Americom may terminate this Agreement within ninety (90) days after GE Americom acquires knowledge of an event listed below and upon ten (10) days' prior written notice of intent to terminate to CBN:

     1. If the [*] terminates its agreement for purchase of transponders on C-3 and/or C-4 before December 31, 1989, provided that GE Americom's right to terminate shall apply only to the satellite(s) for which the [*] so terminates.

     2. If on the Commercial Operational Date, less than twelve (12) on each of C-3 and C-4 Transponders meet the Transponder Performance Specifications in Attachment A.

     3.  If CBN defaults in making any of the payments due to GE Americom under
Article 3.A. and does not cure such default within ninety (90) days of the date specified for such payment, or if CBN defaults in making any other payment due to GE Americom and does not cure such default within one-hundred-eighty (180) days of the date specified for such payment.

D.  In the event of termination by either party due to causes specified in
Article 24.A.1., prior to the Commercial Operational Dates of the Satellites on which CBN's Transponders reside; by CBN due to causes specified in Article 24.A.2. prior to the commercial Operational Dates of the Satellites on which CBN's Transponders reside, or 24.B.1; and by GE Americom due to causes specified in Article 24.C.1. or 24.C.2., GE Americom shall refund in full CBN's payments made under Article 3. If after the Commercial Operational Dates of the Satellites either Party should terminate due to causes specified in Article 24.A.1., or if CBN terminates due to causes specified in Article 24.A.2., GE Americom shall refund a pro rata portion of CBN's purchase price for any purchased Transponder based upon the ratio between the period CBN had use of the Transponder and the projected life of the Satellite on which the Transponder resides.

E. In the event of termination by CBN due to causes specified in Article 24.B.2., 24.B.3., or 24.B.4., GE Americom shall refund CBN's payments made under
Article 3 with respect to that Transponder which is the subject of the termination.

F. In the event CBN terminates for reasons other than those for which termination by CBN is provided under this Agreement, or in the event of termination by GE Americom due to causes specified in Article 24.A.2., or 24.C.3 GE Americom shall be entitled to reclaim the Transponders. If the Agreement is terminated for the reasons provided in this Article 24.F., GE Americom shall be entitled to retain CBN's payments made under Article 3. as liquidated damages until GE Americom is able to resell or otherwise dispose of the CBN Transponder. Upon receipt of the proceeds of such resale or other disposal, GE Americom will refund to CBN its payments under Article 3. up to the amount realized by GE Americom from such resale or other disposal. Any amount realized by GE Americom in excess of CBN's payments shall inure to GE Americom. GE Americom will make a good-faith effort to resell or offer service on CBN's Transponders at a price no less than the price to CBN hereunder, but shall not be required to set any minimum price in connection with such resale or offer of service.

G. The payment of a refund to CBN under this Article 24, where such a refund is provided, shall be CBN's sole and exclusive remedy under this Agreement.

H. The termination of this Agreement will not relieve either Party from fulfilling any outstanding financial obligations to the other, or constitute a waiver by either Party of any other rights and remedies it may have against the other under this Agreement.

ARTICLE 25. SUCCESSOR SATELLITES
--------------------------------

A. In the event that GE Americom elects to construct, launch and operate a C-band satellite to replace C-3 and C-4 when the satellite reaches its EOL ("Successor Satellite"), CBN, its successors or assigns will have the option to acquire, by purchase or service agreement, a quantity of transponders on this Successor Satellite that is equal to that being acquired under this Agreement on C-3 and C-4 through its EOL, provided CBN its successors or assigns, uses these transponders for outbound audio and/or video feeds of a national programming service (with such usage restriction void unless it applies to all others with such option) and at terms and conditions then prevailing, to be negotiated by the parties in good faith.

B. If CBN desires to exercise the option to acquire transponders on the Successor Satellite, it shall notify GE Americom no later than forty-eight (48) months prior to the respective EOL of C-3 and/or C-4. GE Americom shall give CBN no more than ninety (90) and not less than sixty (60) days prior notice of said forty-eight (48) month period. The parties shall then negotiate in good faith for 90 days to reach agreement on the price, terms and conditions of the sale. Failure of GE Americom to give such notice shall constitute a waiver of the notification period requirement, and CBN sha11 have ninety (90) days to negotiate the terms of an agreement from whenever GE

Americom gives such notice. If agreement is not reached by the end of that period, neither party shall have any obligation to the other with respect to Successor Satellites.

C. If GE Americom enters into an agreement for the sale of the same number or fewer transponders as purchssed by CBN on a Successor Satellite on prices, terms, and conditions, taken as a whole, which are more favorable than those in any agreement GE Americom may enter into with CBN for sale of transponders on a Successor Satellite, then GE Americom shall offer such more favorable agreement to CBN in lieu of the agreement with CBN. CBN shall have thirty (30) days from GE Americom's offer to accept or reject the substitute agreement. This Article 25.C. shall not apply to any agreement entered into with any of the companies listed in Article 1.P. or Turner Broadcasting System, Inc. This Article 25.C. shall not apply after launch of a Successor Satellite.

D. If GE Americom, its successor, or assigns, does not elect to construct, launch and operate a Successor Satellite, its obligation to offer CBN options on transponders on such a Successor Satellite shall be terminated.

E. Provided others with such an option for successor satellite services are so restricted, CBN will not be eligible to acquire Transponders on a Successor Satellite on the above terms if, before exercising the option referred to in this Article 25, it has (1) ceased to distribute national cable programming services; or (2) sold such programming services other than to permitted successor or assigns.

ARTICLE 26.  MOST FAVORED NATIONS
---------------------------------

  If GE Americom enters into or has entered into an agreement for the sale of the same number or fewer transponders as purchased by CBN_on C-3 or C-4 on prices, terms and conditions, taken as whole, which are more favorable than those in this Agreement, then GE Americom shall offer such most favorable agreement to CBN in lieu of this Agreement. CBN shall have thirty (30) days from GE Americom's offer to accept or reject the substitute agreement. This Article shall not apply to any agreement entered into with any of the companies listed in Article l.P. or Turner Broadcasting System, Inc. This Article shall not apply to the Transponder on C-3 after the launch of C-3 and shall not apply to the Transponder on C-4 after the launch of C-4.

ARTICLE 27.  GENERAL PROVISIONS
-------------------------------

A.  Not Fiduciaries.  Nothing contained in this Agreement shall be deemed or
    ----------------
construed by the Parties or by any third party to create any rights, obligations or interests in third parties; or to create the relationship of principal and agent, partnership or joint venture or any other fiduciary relationship or association between the Parties.

B.  Waivers, Defaults and Remedies.  No failure on the part of either Party to
    -------------------------------
notify the other Party of any noncompliance hereunder, and no failure on the part of either Party to exercise its rights hereunder shall prejudice any remedy for any subsequent noncompliance, and any waiver by either Party of any breach or noncompliance with any term or condition of this Agreement shall be limited to the particular instance and shall not operate or be deemed to waive any future breaches or noncompliance with any term or condition. All remedies and rights hereunder and those available in law, in equity, under the Communications Act of 1934 or the Rules and Regulations of the FCC shall be cumulative, and the exercise by a Party of any such right or remedy shall not preclude the exercise of any other right or remedy available under this Agreement in law or in equity.

C.  Construction and Jurisdiction.  This Agreement shall be construed and
    ------------------------------
enforced in accordance with the substantive laws of the State of New York.

D.   Headings.  All headings in this Agreement are inserted as a matter of
     --------
convenience and for reference purposes only, are of no binding effect, and in no respect define, limit or describe the scope of this Agreement or the intent of any article, paragraph or subparagraph hereof.

E.   Attachments.  All attachments attached to this Agreement shall be deemed
     -----------
part of this Agreement and incorporated herein as if fully set forth herein, and in the event of a variation or inconsistency between the text of this Agreement and the Attachments attached hereto, this Agreement shall govern.

F.   Counterparts.  This Agreement may be signed in any number of counterparts
     ------------
with the same effect as if the signatures to each were upon the same Agreement.

G.   Singular and Plural.  Where appropriate, the use of the plural word shall
     -------------------
include its singular and the use of the singular word shall include its plural.

H.   Expenses.  Unless specifically provided otherwise herein, each party shall
     --------
bear its respective costs and expenses in connection with the preparation, execution, delivery and performance of this Agreement.

I.   Entire Agreement. This Agreement, including all attachments, represents the
     ----------------
entire understanding and agreement between the Parties with respect to the subject matter hereof, supersedes all prior negotiations and

Agreements between the parties concerning that subject matter, and CBN be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement and which is signed by both Parties.

J.  Ambiguities.  This Agreement and the Exhibits hereto have been drafted
    ------------
jointly by the Parties and in the event of any ambiguities in the language hereof, there shall be no inference drawn in favor of either Party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective on the date first above written.

                    GE AMERICAN COMMUNICATIONS, INC.

                    By: /s/ Martin C. Lafferty
                        -----------------------------
                        Name:
                        Title: VP, Cable Services

                    THE CHRISTIAN BROADCASTING NETWORK, INC.

                    By: /s/ Timothy B. Robertson
                        ------------------------------
                        Name:
                        Title: President